Exhibit 5.1
[AKIN GUMP STRAUSS HAUER & FELD LLP LETTERHEAD]
May 15, 2013

Diamondback Energy, Inc.
500 West Texas
Suite 1225
Midland, Texas 79701

Re:	Diamondback Energy, Inc.
Form S-1 Registration Statement File No. 333-187857 and
Registration Statement filed pursuant to Rule 462(b) promulgated under the
Securities Act of 1933, as amended

Ladies and Gentlemen:

We have acted as special counsel to Diamondback Energy, Inc., a Delaware corporation (the “Company”), in connection with the registration of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 11, 2013 (File No. 333-187857) (as amended, the “Initial Registration Statement”) and a registration statement relating to the Initial Registration Statement filed pursuant to Rule 462(b) promulgated under the Act (the “462(b) Registration Statement”). The 462(b) Registration Statement relates to the registration of 575,000 shares of Common Stock (the “Additional Shares”), including 75,000 shares that may be purchased by the underwriters pursuant to an option to purchase additional shares from the Company under the terms of an underwriting agreement dated May 15, 2013 by and between the Company and Credit Suisse Securities (USA) LLC, as representative of the several underwriters named therein (the “Underwriting Agreement”).
We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.
Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that, when the Additional Shares have been issued, sold and delivered in accordance with the terms of the Underwriting Agreement against payment in full of the consideration payable therefor, the Additional Shares will be duly authorized, validly issued, fully paid and non-assessable.

Diamondback Energy, Inc.
May 15, 2013

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

B.
This letter is limited to the matters stated herein, and no opinions are implied or may be inferred beyond the opinions expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any facts or circumstances that may hereafter come to our attention.

We hereby consent to the filing of this letter as an exhibit to the 462(b) Registration Statement and to the use of our name in the related prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Akin Gump Strauss Hauer & Feld LLP

AKIN GUMP STRAUSS HAUER & FELD LLP